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                 [Letterhead of Luse Gorman Pomerenk & Schick]



(202) 274-2000



                                                    May 12, 2005

The Board of Directors
Colonial Bankshares, Inc.
85 West Broad Street
Bridgeton, New Jersey 08302-2400

        RE:    COLONIAL BANKSHARES, INC.
               COMMON STOCK PAR VALUE $0.10 PER SHARE

Ladies and Gentlemen:

        You have requested the opinion of this firm as to certain matters in connection with the offer and sale (the "Offering") of up to 2,250,895 shares of Colonial Bankshares, Inc. (the "Company") Common Stock, par value $0.10 per share ("Common Stock"). We have reviewed the Company's Charter, Registration Statement on Form SB-2 (the "Form SB-2"), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock.

        We are of the opinion that upon the declaration of effectiveness of the Form SB-2, the Common Stock, when sold pursuant to the Company's prospectus and the Colonial Bankshares, Inc. Stock Issuance Plan, will be legally issued, fully paid and non-assessable.

        We have relied on the laws of the United States of America in providing this opinion. This opinion has been prepared in connection with the Form SB-2. We hereby consent to our firm being referenced under the caption "Legal and Tax Matters," and for inclusion as an exhibit to the Registration Statement on Form SB-2.

                                       Very truly yours,

                                       /s/ Luse Gorman Pomerenk & Schick, P.C.

                                       LUSE GORMAN POMERENK & SCHICK
                                       A PROFESSIONAL CORPORATION